Exhibit 99.2

Perma-Fix Reports 88% Increase in Revenue to $22.1 Million

and $930,000 of Net Income Attributable to Common Stockholders

for the Fourth Quarter of 2019

ATLANTA – March 19, 2020 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Financial Highlights:

●	Revenue for the fourth quarter of 2019 increased 88.1% to $22.1 million versus $11.7 million for the same period last year

●	Services Segment revenue for the fourth quarter of 2019 increased 341.0% to $11.8 million versus $2.7 million for the same period last year

●	Treatment Segment revenue for the fourth quarter of 2019 increased 13.5% to $10.3 million versus $9.0 million for the same period last year

●	Gross profit for the fourth quarter of 2019 increased to $4.7 million versus $1.3 million for the same period last year; gross profit for the fourth quarter of 2018 included $1.0 million of closure costs related to the East Tennessee Material and Energy Corporation (“M&EC”) facility

●	Achieved net income attributable to common stockholders of $930,000, or $0.08 per share for the fourth quarter of 2019, compared to a loss of $2.4 million, or ($0.20) per share for the same period last year

●	Generated adjusted EBITDA (defined below) of $1.7 million compared to a loss of $167,000 for the same period last year (see reconciliation to GAAP below)

Mark Duff, Chief Executive Officer, stated, “2019 was a transformative year for the Company, as we more closely aligned our nuclear services and waste treatment capabilities, which has allowed us to provide a truly unique and integrated offering for our customers. At the same time, we are realizing the benefits of our recently implemented strategic plan and business development initiatives. This is best illustrated by the fact we’ve been awarded over $65 million in new contracts since the beginning of 2019. We achieved this revenue growth despite the federal government’s continuing resolutions, which temporarily reduced spending. Moreover, we have increased our sales pipeline and our Services Segment backlog.”

“In respect to COVID-19, we have seen certain field projects temporarily suspended and waste shipments delayed into the second quarter. We continue to monitor the situation carefully, but believe we are well positioned to weather such disruptions given our current backlog and balance sheet. Most importantly, Perma-Fix is a safety driven organization, committed to our employees, and we will keep investors apprised of any developments.”

Financial Results

Revenue for the fourth quarter of 2019 was $22.1 million versus $11.7 million for the same period last year. Revenue from the Services Segment increased by $9.1 million to $11.8 million from $2.7 million for the same period in 2018. The increase in revenue within our Services Segment was primarily due to the awards of several contracts/task orders for project work since the latter part of the first quarter of 2019, the result of successful implementation of our strategic plan in winning contract bids. Revenue for the Treatment Segment increased approximately $1.3 million to $10.3 million in the fourth quarter of 2019 from $9.0 million for the corresponding period of 2018 primarily due to higher averaged price waste resulting from revenue mix.

Gross profit for the fourth quarter of 2019 was $4.7 million and $1.3 million for the fourth quarter of 2018. Gross profit for the fourth quarter of 2018 included additional closure costs recorded in the amount of approximately $1.0 million in connection with the closure of the Company’s M&EC facility.

Operating income for the fourth quarter of 2019 was $1.2 million versus an operating loss of $2.1 million for the fourth quarter of 2018. Net income from continuing operations for the fourth quarter of 2019 was approximately $1.0 million as compared to net loss from continuing operations of $2.4 million for the corresponding period of 2018. Net income attributable to common stockholders for the fourth quarter of 2019 was $930,000 as compared to net loss attributable to common stockholders of $2.4 million for the fourth quarter of 2018. Earnings per share (both basic and diluted) attributable to common stockholders was $0.08 for the fourth quarter of 2019 as compared to loss per share (both basic and diluted) of $0.20 for the corresponding period of 2018.

The Company’s Adjusted EBITDA at December 31, 2019 was approximately $5.2 million from continuing operations as compared to approximately $2.0 million for the corresponding period of 2018. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project, closure costs accrued for M&EC subsidiary and net gain on exchange offer of Series B Preferred Stock of M&EC. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income (loss) from continuing operations for the three and twelve months ended December 31, 2019 and 2018.

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
(In thousands)	2019	2018	2019	2018
Income (loss) from continuing operations	$1,014	$(2,432)	$2,732	$(1,074)

Adjustments:
Depreciation & amortization	373	360	1,342	1,455
Interest income	(72)	(83)	(337)	(295)
Interest expense	139	74	432	251
Interest expense - financing fees	69	10	208	38
Income tax expense (benefit)	58	337	157	(936)

EBITDA	1,581	(1,734)	4,534	(561)

Research and development costs related to medical Isotope project	87	552	314	811
Closure costs accrued for M&EC subsididary	—	1,015	330	3,323
Net gain on exchange offe of Series B Preferred Stock of M&EC	—	—	—	(1,596)

Adjusted EBITDA	$1,668	$(167)	$5,178	$1,977

The tables below present certain financial information for the business segments, which exclude allocation of corporate expenses:

	Three Months Ended			Twelve Months Ended
	December 31, 2019			December 31, 2019
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$10,285	$11,796	$—	$40,364	$33,095	$—
Gross profit (loss)	3,326	1,329	—	12,248	3,336	—
Segment (loss) profit	2,189	478	(87)	7,820	795	(314)

	Three Months Ended			Twelve Months Ended
	December 31, 2018			December 31, 2018
	(Unaudited)			(Audited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$9,063	$2,675	$—	$36,271	$13,268	$—
Gross profit (loss)	1,331	(58)	—	7,197	1,264	—
Segment (loss) profit	(62)	(563)	(552)	5,493	(756)	(811)

COVID-19

As a result of COVID-19, the Company has been informed that certain field projects for remediation work are being suspended until further notice due to precautions associated with the risk of potential virus spread among staff and client. Additionally, at this time, certain customers have delayed waste shipments to the Company into the second quarter of 2020 that were originally scheduled for the first quarter of 2020. In the event that work is suspended or halted on further remediation projects and/or waste shipments from our clients are further suspended or halted, such impact could have a material impact to our results of operation. Additionally, the Company may, among other things, temporarily cease/limit waste treatment operations and/or temporarily cease/limit field project operations due to COVID-19.

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Thursday, March 19, 2020. The call will be available on the Company’s website at www.perma-fix.com, or by calling 844-369-8770 for U.S. callers, or +1 862-298-0840 for international callers. The conference call will be led by Mark J. Duff, Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Executive Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 11:00 a.m. Eastern Time on March 26, 2020, and can be accessed by calling: 877-481-4010 for U.S. callers, or +1 919-882-2331 for international callers and entering conference ID: 33561.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the U.S Department of Energy (“DOE”), the U.S Department of Defense (“DOD”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates three nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: well positioned to weather such disruptions given current backlog and balance sheet; temporarily cease/limit waste treatment operations and/or field project operations due to COVID-19; and suspend/delay project work and waste shipments by clients. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; inability to win bid projects; Congress fails to provides continuing funding for the DOD’s and DOE’s remediation projects; inability to obtain new foreign and domestic remediation contracts; inability to meet financial covenants; impact of the COVID-19; and the “Risk Factors” discussed in, and the additional factors referred to under “Special Note Regarding Forward-Looking Statements” of, our 2018 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
(Amounts in Thousands, Except for Per Share Amounts)	(Unaudited)		(Unaudited)	(Audited)

Net revenues	$22,081	$11,738	$73,459	$49,539
Cost of goods sold	17,426	10,465	57,875	41,078
Gross profit	4,655	1,273	15,584	8,461

Selling, general and administrative expenses	3,314	2,680	11,862	10,741
Research and development	135	690	750	1,370
(Gain) loss on disposal of property and equipment	—	(12)	3	(46)
Income (loss) from operations	1,206	(2,085)	2,969	(3,604)

Other income (expense):
Interest income	72	83	337	295
Interest expense	(139)	(74)	(432)	(251)
Interest expense-financing fees	(69)	(10)	(208)	(38)
Other	2	(9)	223	(8)
Net gain on exchange offer of Series B Preferred Stock of subsidiary	—	—	—	1,596
Income (loss) from continuing operations before taxes	1,072	(2,095)	2,889	(2,010)
Income tax expense (benefit)	58	337	157	(936)
Income (loss) from continuing operations, net of taxes	1,014	(2,432)	2,732	(1,074)

Loss from discontinued operations, net of taxes	(118)	(173)	(541)	(667)
Net income (loss)	896	(2,605)	2,191	(1,741)

Net loss attributable to non-controlling interest	(34)	(218)	(124)	(320)

Net income (loss) attributable to Perma-Fix Environmental Services, Inc. common stockholders	$930	$(2,387)	$2,315	$(1,421)

Net income (loss) per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:
Continuing operations	$.09	$(.19)	$.24	$(.06)
Discontinued operations	(.01)	(.01)	(.05)	(.06)
Net income (loss) per common share	$.08	$(.20)	$.19	$(.12)

Number of common shares used in computing net (loss) income per share:
Basic	12,094	11,937	12,046	11,855
Diluted	12,273	11,937	12,060	11,855

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2019	2018

ASSETS
Current assets:
Cash	$390	$810
Account receivable, net of allowance for doubtful accounts of $487 and $105, respectively	13,178	7,735
Unbilled receivables	7,984	3,105
Other current assets	3,470	3,001
Assets of discontinued operations included in current assets	104	107
Total current assets	25,126	14,758

Net property and equipment	16,576	15,739
Property and equipment of discontinued operations	81	81

Operating lease right-of-use assets	2,545	—

Intangibles and other assets	22,151	26,746
Other assets related to discontinued operations	36	118
Total assets	$66,515	$57,442

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$24,106	$21,155
Current liabilities related to discontinued operations	994	356
Total current liabilities	25,100	21,511

Long-term liabilities	11,935	8,835
Long-term liabilities related to discontinued operations	244	963
Total liabilities	37,279	31,309
Commitments and Contingencies
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 12,123,520 and 11,944,215 shares issued, respectively; 12,115,878 and 11,936,573 shares outstanding, respectively	12	12
Additional paid-in capital	108,457	107,548
Accumulated deficit	(77,315)	(79,630)
Accumulated other comprehensive loss	(211)	(214)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders’ equity	30,855	27,628
Non-controlling interest in subsidiary	(1,619)	(1,495)
Total stockholders’ equity	29,236	26,133

Total liabilities and stockholders’ equity	$66,515	$57,442